                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   _________________________________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                           (Amendment No. _________)/1/



                             COASTCAST CORPORATION
                             ---------------------
                                (Name of Issuer)

                           Common Stock, no par value
                          ----------------------------
                         (Title of Class of Securities)

                                   19057T108
                                  ------------
                                 (CUSIP Number)


                                 June 30, 1999
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

------------------------

/1/* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 19057T108                                      PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Formula Fund Management LLC (Tax ID: 13-3932981)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          398,889
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          398,889
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      398,889
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.03%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 19057T108                                      PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Billy D. Dobbs, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          398,889
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          398,889
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      398,889
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.03%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 19057T108                                      PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Formula Fund LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          315,315
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          315,315
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      315,315
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.98%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 19057T108                                      PAGE 5 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Formula Offshore Investment Fund
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          83,574
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          83,574
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      83,574
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.05%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

           Coastcast Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:

           345 East Victoria Street, Rancho Dominguez, CA 90221

Item 2(a)  Name of Person Filing:

           This statement is filed by:

           (i) Formula Fund Management LLC, a Delaware limited liability company, with respect to the shares owned directly by Formula Fund LLC and Formula Offshore Investment Fund;

           (ii) Billy D. Dobbs, Jr., as managing member of Formula Fund Management LLC, with respect to the shares owned directly by Formula Fund LLC and Formula Offshore Investment Fund; Mr. Dobbs disclaims beneficial ownership of the shares indirectly owned by Formula Fund Management LLC;

           (iii) Formula Fund LLC, a Delaware limited liability company, with respect to the shares directly owned by it; and

           (iv) Formula Offshore Investment Fund, a Cayman Island limited company, with respect to the shares directly owned by it.

           The foregoing persons are hereinafter referred to as the "Reporting Persons."

Item 2(b)  Address of Principal Business Office or, if None, Residence:

           The address of each of the Reporting Persons is 153 E. 53rd Street, 48th Floor, New York, NY 10022.

Item 2(c)  Citizenship:

           Formula Fund Management LLC and Formula Fund LLC are limited liability companies organized under the laws of the State of Delaware. Formula Offshore Investment Fund is a limited company organized under the laws of the Cayman Islands. Mr. Dobbs, the managing member of Formula Fund Management LLC, is a United States citizen.

Item 2(d)  Title of Class of Securities:

           Common Stock, no par value

Item 2(e)  CUSIP Number:

           19057T108

Item 3     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

           Not applicable, this statement is filed pursuant to 13d-1(c).

Item 4     Ownership:

           A.  Formula Fund Management LLC

               (a) Amount beneficially owned:  398,889

               (b) Percent of class: 5.03%. The percentages used herein and in the rest of Item 4 are calculated based upon the 7,925,704 shares of Common Stock issued and outstanding as of April 26, 1999 as reflected in the Company's Form 10-Q for the period ending March 31, 1999.

               (c) (i)   Sole power to vote or direct the vote:  0

                   (ii)  Shared power to vote or direct the vote:  398,889

                   (iii) Sole power to dispose or direct the disposition:  0

                   (iv)  Shared power to dispose or direct the disposition:
                         398,889

           B.  Billy D. Dobbs, Jr.

               (a) Amount beneficially owned:  398,889

               (b) Percent of class:  5.03%

               (c) (i)   Sole power to vote or direct the vote:  0

                   (ii)  Shared power to vote or direct the vote: 398,889

                   (iii) Sole power to dispose or direct the disposition:  0

                   (iv)  Shared power to dispose or direct the disposition:
                         398,889

           C.   Formula Fund LLC

               (a) Amount beneficially owned:  315,315

               (b) Percent of class:  3.98%

               (c) (i)   Sole power to vote or direct the vote:  0

                   (ii)  Shared power to vote or direct the vote:  315,315

                   (iii) Sole power to dispose or direct the disposition:  0

                   (iv)  Shared power to dispose or direct the disposition:
                         315,315

           D.   Formula Offshore Investment Fund

               (a) Amount beneficially owned:  83,574

               (b) Percent of class:  1.05%

               (c) (i)   Sole power to vote or direct the vote:  0

                   (ii)  Shared power to vote or direct the vote: 83,574

                   (iii) Sole power to dispose or direct the disposition:  0

                   (iv)  Shared power to dispose or direct the disposition:
                         83,574

Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Formula Fund Management LLC as the managing member of each Formula Fund LLC and Formula Offshore Investment Fund has the power to direct the affairs of Formula Fund LLC and Formula Offshore Investment Fund, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Dobbs is the managing member of Formula Fund Management LLC, and in that capacity directs all of its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           Each of the Reporting Persons hereby makes the following certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 9, 1999                     FORMULA FUND MANAGEMENT
                                         BILLY D. DOBBS, JR.
                                         FORMULA FUND LLC
                                         FORMULA OFFSHORE INVESTMENT FUND



                                         By: /s/ Billy D. Dobbs, Jr.
                                           -----------------------------
                                                 Billy D. Dobbs, Jr.,
                                                 individually, and as managing
                                                 member of Formula Fund
                                                 Management LLC, managing member
                                                 of Formula Fund LLC and Formula
                                                 Offshore Investment Fund